Exhibit 99.1

                             FOR IMMEDIATE RELEASE
                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                       VICON REPORTS THIRD QUARTER RESULTS
HAUPPAUGE, NY, August 12, 2005 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of digital video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2005. The announcement was made by Chairman and CEO Ken Darby.

Net sales for the third fiscal quarter were $14.0 million, compared with $13.6 million for the previous fiscal year period. A net loss was incurred of $548,000 ($.12 per share), compared with a net loss of $425,000 ($.09 per share) for the same period last fiscal year.

For the nine months, net sales were $42.4 million, compared with $40.1 million for the first nine months of the prior fiscal year. A net loss of $2.5 million ($.54 per share) was incurred compared with a net loss of $1.2 million ($.26 per share) for the year ago period.

Commenting on the third quarter results, Mr. Darby said sales results were mixed as U.S. revenues declined 7% to $7.5 million while foreign sales grew 18% to $6.5 million.

All of the foreign sales growth, however, was attributable to Videotronic Infosystems GmbH, an entity whose operating and intangible assets were acquired on October 1, 2004. Excluding Videotronic, overall sales for the three months were down 11%. New sales orders in the third quarter totaled $14.2 million compared with $13.7 million for the year ago period. Quarterly operating expenses increased $517,000 principally as a result of higher foreign sales office expenses. Operating expenses included $184,000 of legal costs associated with ongoing patent litigation, Mr. Darby noted.

"While third quarter results were below plan they represented a significant improvement over the previous quarter. We continue to focus on lowering operating costs without materially affecting our strategic product development and marketing initiatives" said Mr. Darby.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. (Table of Operations Attached)



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                               Table of Operations
                              Vicon Industries, Inc.

                       Condensed Statements of Operations



                         Three Months Ended June 30,  Nine Months Ended June 30,
                         ---------------------------  --------------------------


                              2005          2004         2005          2004
                              ====          ====         ====          ====

Net sales                 $13,990,000   $13,573,000   $42,375,000   $40,145,000

Gross profit                5,319,000     5,004,000    15,895,000    15,376,000

Operating loss               (561,000)     (359,000)   (2,535,000)     (912,000)

Loss before income taxes     (594,000)     (366,000)   (2,659,000)     (911,000)

Income tax expense
  (benefit)                   (45,000)       59,000         9,000       293,000

Loss before extraordinary
  gain                       (548,000)     (425,000)   (2,668,000)   (1,204,000)

Extraordinary gain              -             -           211,000         -
                           -----------   -----------   -----------   -----------

Net loss                  $  (548,000)  $  (425,000)  $(2,457,000)  $(1,204,000)
                           ===========   ===========   ===========   ===========

Basic and diluted loss per share:
---------------------------------

Loss before extraordinary
  gain                       $(.12)        $(.09)        $(.58)        $(.26)

Extraordinary gain              -             -            .04            -
                             -----         -----         -----         -----

Net loss per share           $(.12)        $(.09)        $(.54)        $(.26)
                             =====         =====         =====         =====

Shares used in computing
  basic and diluted
  loss per share            4,570,000     4,606,000     4,566,000     4,606,000